Exhibit 99.1

Sizeler Property Investors, Inc.

News Release

For additional information contact:

Thomas A. Masilla, Jr., Vice Chairman and President

504/471-6200

www.sizeler.net

SIZELER PROPERTY INVESTORS, INC. REPORTS 2003

ANNUAL OPERATING RESULTS

NEW ORLEANS, LOUISIANA—February 6, 2004—Sizeler Property Investors, Inc. (NYSE:SIZ) today announced its operating results for the three-month and twelve-month periods ended December 31, 2003.

For the three months ended December 31, 2003, basic funds from operations available to common shareholders totaled $3.21 million, compared to $3.01 million earned for the same period in the prior year. On a per share basis, basic funds from operations available to common shareholders was $0.25 on weighted average shares outstanding of 13,089,000 for the fourth quarter ended December 31, 2003, compared to $0.23 on weighted average shares outstanding of 13,090,000 for the same period in 2002.

Operating revenues totaled $13.72 million for the three months ended December 31, 2003, compared to $13.37 million earned a year ago. Operating revenues were positively affected by contributions from Florida Shores Plaza Shopping Center purchased in July, 2003 and two in-progress apartment complexes which were partially completed at December 31, 2003. Operating costs were $5.48 million in 2003, compared to $5.37 million in 2002. Net operating income totaled $8.25 million for the quarter ended December 31, 2003, compared to $8.00 million for the same period in 2002. Interest expense for the fourth quarter of 2003 decreased approximately $60,000, from the prior year’s fourth quarter, while general and administrative costs increased approximately $103,000.

For the twelve months ended December 31, 2003, basic funds from operations available to common shareholders totaled $11.73 million, compared to $13.33 million earned for the same period a year ago. On a per share basis, basic funds from operations available to common shareholders was $0.90 on weighted average shares outstanding of 13,086,000 for the twelve months of 2003, compared to $1.04 on weighted average shares outstanding of 12,855,000 for the same period in 2002.

Operating revenues totaled $52.88 million for the twelve months ended December 31, 2003, compared to $52.68 million earned a year ago. Operating revenues were positively affected by contributions from the three properties referenced above, partially offset by lower apartment revenues as a result of lower occupancies during the year. Operating costs were $20.93 million in 2003, compared to $19.54 million in 2002. The increase in operating costs was due primarily to the addition of the three properties in 2003, increased insurance costs, real estate taxes and repair and maintenance costs. Net operating income totaled $31.95 million for the twelve months ended 2003, compared to $33.14 million in 2002. Interest expense for the year ended 2003 decreased approximately $918,000, compared to the prior year, while general and administrative costs increased approximately $871,000.

2542 Williams Boulevard     •     Kenner, Louisiana 70062     •     504/471-6200

Sizeler Property Investors, Inc.

February 6, 2004

For the three months ended December 31, 2003, net income available to common shareholders was $248,000 or $0.02 per share, compared to net income available to common shareholders of $298,000 or $0.02 per share, earned for the same period a year ago. For the twelve months ended December 31, 2003, net income available to common shareholders was $404,000, compared to $2.30 million earned for the same period a year ago. On a per share basis, net income available to common shareholders was $0.03 for the twelve months of 2003, compared to $0.18 for the same period in 2002.

Retail Portfolio

For the three-month and twelve-month periods ended December 31, 2003, the Company’s retail properties accounted for approximately 57% and 56% of revenues, respectively. Retail revenue for the three- and twelve-month periods ended December 31, 2003 totaled $7.77 million and $29.58 million, compared to $7.55 million and $28.68 million in the prior year’s periods. The retail portfolio was approximately 91% leased at December 31, 2003.

The Company’s retail portfolio consists of sixteen properties containing approximately 2.7 million s.f. of gross leasable area and is composed of three enclosed regional shopping malls, three power shopping centers and ten community shopping centers, located in Florida and Louisiana.

Apartment Portfolio

For the three-month and twelve-month periods ended December 31, 2003, the Company’s apartment properties accounted for approximately 43% and 44% of revenues, respectively. Apartment revenues for the three- and twelve-month periods ended December 31, 2003 totaled $5.95 million and $23.30 million, compared to $5.82 million and $24.00 million in the prior year’s periods. Apartment properties were approximately 90% leased at December 31, 2003.

The apartment portfolio consists of sixteen properties—fourteen properties containing approximately 3,400 units, located in Florida, Alabama and Louisiana and two additional properties which are under construction in Florida and Louisiana which, when completed, will contain in total 350 new units.

New Development and Acquisitions

Construction is continuing on the Company’s two new apartment communities: the second phase of its Governors Gate Apartment community located in Pensacola, Florida and Greenbrier Estates, which is located in proximity to the Company’s North Shore Square Mall, in Slidell, Louisiana. As of December 31, 2003, 188 units of the 350 units of these two development projects were completed.

Company Profile

Sizeler Property Investors, Inc. is an equity real estate investment trust (REIT), which invests in retail and apartment properties in the southeastern United States. The Company currently owns a total of thirty-two properties—sixteen in Louisiana, twelve in Florida and four in Alabama.

Funds From Operations Definition: We define Funds from Operations (FFO) as net income, computed in accordance with accounting principles generally accepted in the United States of America (GAAP), excluding: gains or losses from sales of property; those items defined as extraordinary under GAAP; and non-recurring charges; plus depreciation on real estate assets and after adjustments for unconsolidated partnerships (and joint ventures). Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis.

Sizeler Property Investors, Inc.

February 6, 2004

FFO is one of the key operating measures used by our management team in evaluating operating performance. Thus, we believe that FFO is helpful to investors as one of several measures of the performance of an equity REIT. We further believe that by excluding the effect of depreciation, amortization and gains and losses from sales of real estate, all of which are based on historical cost and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between operating periods under comparison and between other equity REITs. Investors should review FFO, along with GAAP net income and other appropriate operating measures and cash flows from operating activities, investing activities and financing activities when trying to understand an equity REIT’s operating performance. In addition, because FFO is not a GAAP measure, our presentation of FFO may differ from the methodology for calculating FFO utilized by other REITs and therefore may not be comparable to the presentations of FFO made by these other REITs. FFO does not represent cash generated from operating activities in accordance with GAAP, nor does it represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of our financial performance, or to cash flow from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions. A reconciliation of net income to basic FFO is presented below (in thousands):

	Quarter Ended December 31
	2003		2002
	Dollars	Shares	Dollars	Shares
Net income	$453	13,089	$503	13,090
Additions:
Depreciation	3,124		2,871
Partnership depreciation	8		9
Deductions:
Minority depreciation	15		14
Preferred dividends	205		205
Amortization costs	157		155

Funds from operations - available to common shareholders	$3,208	13,089	$3,009	13,090

	Twelve Months Ended December 31
	2003		2002
	Dollars	Shares	Dollars	Shares
Net income	$1,223	13,086	$2,842	12,855
Additions:
Depreciation	11,978		11,524
Partnership depreciation	32		37
Deductions:
Minority depreciation	59		57
Preferred dividends	819		410
Amortization costs	626		608

Funds from operations - available to common shareholders	$11,729	13,086	$13,328	12,855

Sizeler Property Investors, Inc.

February 6, 2004

Net Operating Income Definition: Net Operating Income (NOI) is another measurement of financial performance utilized by the Company, and is based on the operating revenues and operating costs directly associated with the operations of the real estate properties (excluding administrative expenses, depreciation, amortization and interest expense). We believe that NOI is helpful to investors as a measure of our performance as an equity REIT because it provides investors with an understanding of the operating performance of our real estate assets.

www.sizeler.net

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Forward-Looking Statements

This release made by the Company may contain certain forward-looking statements that are subject to risk and uncertainty. Investors and potential investors in the Company’s securities are cautioned that a number of factors could adversely affect the Company and cause actual results to differ materially from those in the forward-looking statements, including, but not limited to (a) the inability to lease current or future vacant space in the Company’s properties; (b) decisions by tenants and anchor tenants who own their space to close stores at the Company’s properties; (c) the inability of tenants to pay rent and other expenses; (d) tenant financial difficulties; (e) general economic and world conditions, including threats to the United States homeland from unfriendly factions; (f) decreases in rental rates available from tenants; (g) increases in operating costs at the Company’s properties; (h) increases in corporate operating costs associated with new regulatory requirements; (i) lack of availability of financing for acquisition, development and rehabilitation of properties by the Company; (j) force majeure as it relates to construction and rehabilitation projects; (k) possible dispositions of mature properties since the Company is continuously engaged in the examination of its various lines of business; (l) increases in interest rates; (m) a general economic downturn resulting in lower retail sales and causing downward pressure on occupancies and rents at retail properties; as well as (n) the adverse tax consequences if the Company were to fail to qualify as a REIT in any taxable year. Except as required under federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update or revise any forward-looking statements in this release, whether as a result of new information, future events, changes in assumptions or otherwise.

- Continued -

Sizeler Property Investors, Inc.

February 6, 2004

SELECTED FINANCIAL DATA

(unaudited)

	Quarter Ended December 31		Twelve Months Ended December 31
	2003	2002	2003	2002
Funds from operations available to common shareholders	$3,208,000	$3,009,000	$11,729,000	$13,328,000
Net income	$453,000	$503,000	$1,223,000	$2,842,000
Net income allocation
Allocable to preferred shareholders	$205,000	$205,000	$819,000	$547,000
Allocable to common shareholders	$248,000	$298,000	$404,000	$2,295,000

Net income	$453,000	$503,000	$1,223,000	$2,842,000

Per share:
Basic funds from operations available to common shareholders	$0.25	$0.23	$0.90	$1.04
Net income available to common shareholders	$0.02	$0.02	$0.03	$0.18
Weighted average shares outstanding	13,089,000	13,090,000	13,086,000	12,855,000
Operating revenue	$13,722,000	$13,365,000	$52,880,000	$52,682,000
Net operating income	$8,246,000	$7,999,000	$31,947,000	$33,143,000
Interest expense	$3,257,000	$3,317,000	$12,459,000	$13,377,000
Depreciation and amortization	$3,124,000	$2,871,000	$11,978,000	$11,524,000
Dividends paid	$3,216,000	$3,216,000	$12,858,000	$12,252,000

	December 31
	2003	2002
Real estate investments at cost	$404,231,000	$365,947,000
Total assets	$315,898,000	$287,746,000
Notes payable to banks	$50,100,000	$9,250,000
Convertible subordinated debentures	$56,599,000	$56,599,000
Total liabilities	$225,044,000	$185,190,000
Shareholders’ equity	$90,854,000	$102,556,000

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